Exhibit 10.1

Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

AMENDMENT #2

to

COMMERCIAL SUPPLY AGREEMENT BETWEEN
KALA PHARMACEUTICALS, INC. AND CATALENT PHARMA SOLUTIONS, LLC

(Dry Eye Product and Surgical Product in Multi-Dose Bottles)

This SECOND AMENDMENT (“Second Amendment”) is made and entered into effective as of March 27,  2020 (“Second Amendment Effective Date”), by and between and between Kala Pharmaceuticals, Inc., a Delaware corporation, with a place of business at 490 Arsenal Way, Suite 120, Watertown, Massachusetts 02472, USA (“Client”), and Catalent Pharma Solutions, LLC, a Delaware limited liability company, having a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873, USA (“Catalent”). Each of Client and Catalent may be referred to as a Party, and collectively as the Parties.

RECITALS:

A.Client and Catalent have entered into a  Commercial Supply Agreement effective as of June 27, 2016 and amended by the First Amendment thereto dated February 16, 2018 (as amended, the “Agreement”).

B.Pursuant to Section 18.1 of the Agreement, Client and Catalent now desire to further amend the Agreement to add a new specification,  incorporate the terms of a specific Purchase Order, and increase the Initial Term.

NOW, THEREFORE, in consideration of the mutual covenants, promises, rights and obligations contained herein, the Parties agree as follows:

1.Contract Year.  Section 1.24 shall be amended to add the following:

As of the Second Amendment Effective Date, “Contract Year” means “each consecutive twelve (12) month period beginning on the first (1st) day of July 2020 and anniversary date thereafter. For the avoidance of doubt, Contract Year and Minimum Requirement Year both reference the same 12-month period.

2.Specifications.  The following bullet shall be added to the list of Additional Requirements for Specifications (paragraph IV of Attachment B):

•[**].  Any dispute regarding [**] shall be resolved by an independent third party mutually agreed upon by the parties. The independent third party’s determination [**] shall be final and binding. Unless otherwise agreed to by the Parties in writing, the costs associated with such independent third party shall be borne by [**].

3.Term of the Agreement.  Section 16.1 shall be amended and restated to read as follows:

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16.1Term.This Agreement shall commence on the Effective Date (June 27, 2016) and shall continue until June 30, 2028, unless this Agreement is earlier terminated in accordance with Section 16.2 (as may be extended in accordance with this Section 16.1, the “Initial Term”). Upon [**], the Initial Term shall be extended until June 30, 2030.    Thereafter, this Agreement shall automatically renew for additional periods of three (3) Contract Years (each, a “Renewal Term”) unless a party provides notice of its intent not to renew this Agreement at least one hundred eighty (180) days prior to the expiration of the then current Initial Term or Renewal Term (as applicable). The Initial Term and each Renewal Term are referred to collectively as the “Term”.

4.Purchase Orders.  Pursuant to Section 4.3 of the Agreement,  and within [**] calendar days of the Second Amendment Effective Date,  Client shall place Purchase Orders for the following Products in the following amounts for delivery on or before [**],  at the pricing set forth below (notwithstanding anything to the contrary in Attachment C). Scheduled delivery dates will be determined by [**].

Product	Dosage Form / Unit Strength	Number of Units	Unit Price
INVELTYS KPI-121, 1% Surgical Product	Sterile topical eye drop: 3.2ml fill in 5cc multidose bottle in [**]batches	[**]	[**]

EYSUVIS KPI-121, 0.25% Dry Eyes Product	Sterile topical eye drops: 8.2 mL fill in a 10 cc multidose bottle	[**]	[**]

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5.Pricing.  Attachment C of the Agreement is amended to add the following to the Commercial Unit Pricing Table:

•The Commercial Unit Pricing for KPI-121 0.25% Dry Eye Product (EYSUVIS) [**] shall be as follows:

Annual Unit Tiers*
					[**]	[**]	[**]
KPI-121 0.25% Dry Eye Product	BFS Bottle	Packaging		Target fill	[**]	[**]	[**]
	10ml	Bulk Packaged	[**]	[**]	[**]	[**]	[**]
			[**]	[**]

*  [**].

6.Minimum Requirement.    Section 4.1 shall be deleted in its entirety and replaced with the following:

4.1Minimum Requirement. Subject to Catalent’s Minimum Supply Commitment (defined below) and EYSUVIS approval (as described below), during each Minimum Requirement Year, Client shall purchase, in accordance with the purchase order and forecast requirements set forth in Article 4,  [**],  set forth on Attachment C (“Revised Minimum Requirement”).  If Client does not purchase such Revised Minimum Requirement during any Minimum Requirement Year, then within [**] days after the end of such Minimum Requirement Year, Client shall pay Catalent the difference between (A) the total amount Client would have paid to Catalent if the Revised Minimum Requirement had been fulfilled and (B) the sum of all purchases of Product from Catalent during such Minimum Requirement Year; provided, however, that if Product ordered for delivery in a Minimum Requirement Year is delivered following the conclusion of such Minimum Requirement Year [**], then such payment shall be made within [**] days of the final delivery of Product ordered for delivery in such Minimum Requirement Year. In the event that, as a result of a Regulatory Authority or other Force Majeure Event, Client is prevented from commercializing a Product, Client shall be relieved of the Minimum Requirement for so long as the Force Majeure Event remains; provided that Client uses its best efforts to mitigate or remove such Force Majeure Event.    Notwithstanding the foregoing, if Client does not receive FDA approval to commercialize EYSUVIS in the Territory prior to [**], the Minimum Requirement set forth in Attachment C to the Agreement dated February

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16, 2018 (the “Original Attachment C”) shall continue to apply until Client’s New Drug Application for EYSUVIS is approved, and the Revised Minimum Requirement set forth below shall apply thereafter.

Effective upon FDA approval of EYSUVIS, Original Attachment C is deleted from the Agreement and replaced with the following table:

REVISED MINIMUM REQUIREMENT*
Minimum Requirement Year 1 (July 1, 2020 to June 30, 2021)	[**]
Minimum Requirement Year 2 (July 1, 2021 to June 30, 2022)	[**]
Minimum Requirement Year 3 (July 1, 2022 to June 30, 2023)	[**]
Minimum Requirement Year 4 (July 1, 2023 to June 30, 2024)	[**]
Minimum Requirement Year 5 (July 1, 2024 to June 30, 2025)	[**]
Minimum Requirement Year 6 to 10 (July 1, 2025 – June 30, 2030)	[**]

*[**].

7.Notice.  Client’s address for notice pursuant to Article 17 is hereby changed to: 490 Arsenal Way, Suite 120, Watertown, Massachusetts 02472, USA.  All correspondence to Client shall include a copy to the attention of [**] at such address or [**].

8.Other Terms.  Except as expressly amended herein, all other terms and conditions of the Agreement will remain in full force and effect. Any capitalized term used herein and not otherwise defined will have the same meaning as set forth in the Agreement. In the event of any conflict between this Second Amendment and the Agreement, the terms of this Second Amendment will control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused their respective Representatives to execute this Second Amendment effective as of the Second Amendment Effective Date.

CATALENT PHARMA SOLUTIONS, LLCKALA PHARMACEUTICALS, INC.

By:	/s/ Thomas A. Yezza	By:	/s/ Todd Bazemore

Name:	Thomas A. Yezza	Name:	Todd Bazemore

Title:	Vice President, Global Commercial Operations	Title:	COO

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